Exhibit 4.2

MAXPOINT INTERACTIVE, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made and entered into as of December 12, 2011, by and among MaxPoint Interactive, Inc., a Delaware corporation (the “Company”), the persons and entities listed on Schedule A hereto, as amended from time to time to include those persons who hereafter acquire Preferred Stock (as defined below) by becoming parties to this Agreement and the persons and entities listed on Schedule B hereto, as amended from time to time. The persons and entities listed on Schedule A hereto are referred to herein collectively as the “Investors,” and individually as an “Investor.” The persons and entities listed on Schedule B hereto are referred to herein collectively as the “Founders,” and individually as a “Founder.”

RECITALS

A.                                    On December 23, 2010, the Company entered into an Amended and Restated Investors’ Rights Agreement with certain Investors (the “Prior Agreement”).

B.                                    The Company and certain of the Investors have entered into a Series D Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which, the Company agreed to issue to certain Investors (the “Series D Investors”) and such Series D Investors agreed to purchase from the Company, up to three million four hundred nine thousand two hundred fifty (3,409,250) shares of its Series D Preferred Stock on the terms and conditions set forth in the Purchase Agreement.

C.                                    As a condition to the sale of Series D Preferred Stock pursuant to the Purchase Agreement, the Company and the Investors agreed to amend and restate the Prior Agreement as set forth in this Agreement.

In consideration of the foregoing premises and the promises and covenants contained herein, the parties agree as follows:

AGREEMENT

Effective and contingent upon execution of this Agreement by the Company and the holders of a majority of the Preferred Stock (as such term is defined in the Prior Agreement) (the “Prior Investors”) and upon closing of the transactions contemplated by the Purchase Agreement, the Prior Agreement is hereby amended, restated and superseded in its entirety by this Agreement, and the Company, the Investors and the Founders hereby agree to be bound by the provisions hereof as the sole agreement of the Company, the Investors and the Founders with respect to registration rights of the Company’s securities and certain other rights, as set forth herein. The Prior Investors that are Qualified Investors (as that term is defined in the Prior Agreement) hereby waive the Right of First Offer, including the notice requirements, set forth in the Prior Agreement with respect to the issuance of Series D Preferred Stock.

SECTION 1. CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

1.1                     “Affiliate” shall mean any entity who is controlled by, who controls or who is under common control with a person.

1.2                     “Agreement” shall mean this Amended and Restated Investors’ Rights Agreement.

1.3                     “Board” shall mean the Company’s Board of Directors.

1.4                     “Capital Stock” shall mean the outstanding Common Stock and Preferred Stock.

1.5                     “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.6                     “Common Stock” shall mean shares of the Common Stock of the Company.

1.7                     “Company” shall mean MaxPoint Interactive, Inc., a Delaware corporation.

1.8                     “Company Sale” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Company; (iii) the exclusive license of all or substantially all of the Company’s intellectual property; or (iv) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

1.9                     “Co-Sale Qualified Investor” shall have the meaning specified in Section 6.1.

1.10              “Co-Sale Right” shall mean the right of the Investors to participate in the sale of Offered Slock by other Investors, as specified in Section 6.

1.11              “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.12              “Founder” shall mean the persons and entities listed on Schedule B hereto.

1.13              “Indemnified Party” shall have the meaning specified in Section 2.9(c).

1.14              “Indemnifying Party” shall have the meaning specified in Section 2.9(c).

1.15              “Initiating Investors” shall have the meaning specified in Section 2.4(a).

1.16              “Investor” or “Investors” shall have the meaning specified in the preamble of this Agreement.

1.17              “New Securities” shall have the meaning specified in Section 4.5.

1.18              “Offered Stock” shall have the meaning specified in Section 5.1.

1.19              “Preferred Stock” shall mean shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

1.20              “Pro Rata Share” shall mean with respect to an Investor, that percentage of the outstanding Common Stock of the Company which the Investor’s ownership of the Company’s Capital Stock represents on a fully-diluted, as converted basis on the date of the Company’s written notice referred to in Section 4.2, including for such purposes the conversion of all convertible stock and debt instruments and the exercise of all warrants and options then issued and outstanding.

1.21              “Purchase Agreement” shall mean the Series D Preferred Stock Purchase Agreement of even date herewith among the Company and the purchasers named therein.

1.22              “Qualified Investor” shall have the meaning specified in Section 3.1(a).

1.23              “Qualified IPO” shall mean the Company’s first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the sale of Common Stock of the Company and resulting in aggregate net proceeds to the Company (after deduction of underwriter’s commissions and expenses) of not less than Thirty Million Dollars ($30,000,000) at a public offering price of at least $4.4391 per share (as adjusted to reflect stock splits, consolidations, stock dividends, combinations, recapitalizations and the like), after which the Common Stock is listed on the New York Stock Exchange or the NASDAQ Global Market.

1.24              “Register,” “Registered” and “Registration” refer to a registration of Registrable Securities effected by the filing of the appropriate Registration Statement with the Commission, and any amendments thereto reasonably necessary to obtain the declaration or ordering of the effectiveness of such registration statement.

1.25              “Registrable Securities” shall mean (i) Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any securities issued in exchange for, or in replacement of the Preferred Stock or Common Stock issuable or issued upon conversion of such Preferred Stock, or upon any subdivision, stock split, stock dividend, combination, consolidation, recapitalization or the like; and (iii) any other Capital Stock now or hereafter held by any holder of Registrable Securities.

1.26              ‘‘Registration Expenses” shall mean all expenses incurred in complying with Registrations, filings or qualifications under Sections 2.4, 2.5 and 2.6 hereof, including, without limitation, all registration fees, qualification and filing fees, accounting fees, printing expenses, exchange listing fees, escrow fees, reasonable fees and disbursements of counsel for the company, and of one special counsel representing the Investors proposing to sell Registrable Securities in the offering but not to exceed $25,000 and fees of transfer agents, registrars, independent public accountants to the Company.

1.27              “Registration Statement” shall mean the appropriate registration statement filed with the Commission in compliance with the Securities Act pursuant to Sections 2.4, 2.5 or 2.6 hereof for purposes of registering any Registrable Securities.

1.28              “Remaining Shares” shall have the meaning specified in Section 5.2.

1.29              “Residual Shares” shall have the meaning specified Section 6.1.

1.30              “Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 2.2 (or any similar legend).

1.31              “Right of First Offer” shall have the meaning specified in Section 4.1.

1.32              “Right of First Refusal” shall have the meaning specified in Section 5.1.

1.33              “Rule 144” shall mean Rule 144 promulgated by the Commission under the Securities Act, as amended or supplemented from time to time, and any successor rule.

1.34              “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

1.35              “Seller” shall have the meaning specified in Section 5.1 of the Agreement.

1.36              “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of the Registrable Securities by the Investors or any transferees.

1.37              “Selling Investor” shall have the meaning specified in Section 6.2.

1.38              “Transfer Notice” shall have the meaning specified in Section 5.1.

1.39              “Underwriter’s Representative” shall have the meaning specified in Section 2.4(b).

1.40              “Unsubscribed Shares” shall have the meaning specified in Section 5.3.

SECTION 2.                         RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; COMPLIANCE WITH SECURITIES ACT

2.1                     Restrictions on Transferability. The Preferred Stock and the Common Stock shall not be transferable except pursuant to an effective registration statement under the Securities Act in compliance with Rule 144, or upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act, or, in the case of Section 2.13 hereof, an orderly distribution of such securities. Until such time as the restrictive legend set forth in Section 2.2 is no longer required to be placed on the Registrable Securities, each Investor will cause any proposed transferee of the Preferred Stock and the Common Stock held by such Investor to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2 (including the “market stand-off” provisions of Section 2.13).

2.2                     Restrictive Legend. Each certificate representing the Preferred Stock, the Common Stock and any securities issued in respect of the Preferred Stock or the Common Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or other event, shall (unless otherwise permitted by the provisions of Section 2.3 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN INVESTORS RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Investors agree that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend above to enforce the provisions of this Agreement and the Company agrees to promptly do so.

2.3                     Notice of Proposed Transfers. Prior to any proposed transfer of any Restricted Securities (unless there is in effect a registration statement under the Securities Act covering the securities proposed to be transferred or such proposed transfer is to an Affiliate), the Investor shall give written notice to the Company of such Investor’s intention to effect such transfer. Such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and (except in transactions in compliance with Rule 144) shall be accompanied by either (i) a written opinion of legal counsel to the Investor addressed to the Company, which shall be reasonably satisfactory to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon such Investor shall be entitled to transfer the Restricted Securities in accordance with the terms of the notice delivered by the Investor to the Company. Each certificate evidencing the Restricted Securities transferred pursuant to this Section 2.3 shall bear the legend set forth in Section 2.2 above, except that such restrictive legend shall be removed if such transfer occurred pursuant to an effective registration statement or the requirements of Rule 144 or, in the reasonable opinion of counsel for the Company, such legend is not required in order to establish compliance with any provision of the Securities Act.

2.4                     Demand Registration Rights.

(a)                                 Investor Request for Registration. At any time from and after the earlier of (i) five years following the date of this Agreement or (ii) six (6) months after the effective date of the Company’s first registered public offering, Investors holding in the aggregate a minimum of twenty percent (20%) of the then outstanding Registrable Securities (“Initiating Investors”) shall have the right to request that the Company file a Registration Statement and/or qualification with the applicable state commissioners with respect to all or a part of the Registrable Securities, provided that the anticipated aggregate offering price, before underwriting discounts and commissions, is at least $10,000,000. If the Company receives such request for registration from the Initiating Investors, it will:

(i)                                     promptly give written notice of the proposed Registration, qualification or compliance to all other Investors; and

(ii)                                  use its best efforts to effect such Registration, qualification or compliance under the Securities Act and all applicable state securities laws as soon as practicable, as may be so requested and as would permit or facilitate the sale and distribution of all or the portion of such Registrable Securities specified in the request for Registration; provided, however, that the Company shall not be obligated to take any action to effect any such Registration, qualification or compliance pursuant to this Section 2.4:

(A)                               during the one hundred eighty (180) day period commencing with the date of the Company’s initial public offering;

(B)                               after the Company has effected two (2) such Registrations pursuant to this Section 2.4 and both of such Registrations have become effective;

(C)                               if the Company delivers notice to the Initiating Investors within thirty (30) days of any Registration request stating its good faith intent to file a separate registration statement for a public offering within ninety (90) days; or

(D)                               if the Company shall furnish to the Initiating Investors a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such Registration Statement to be filed at such time or in the near future, in which case the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Investor, provided that the Company may only defer a

Registration once under this Section 2.4 in any twelve (12) month period. If the Board makes such a determination, the Initiating Investors shall be entitled to withdraw their request for Registration without impairing their right to request Registration under this Section 2.4 thereafter.

Subject to the foregoing clauses (A) through (D), the Company shall file a Registration Statement as soon as practicable after receipt of the request of the Initiating Investors, but in no event later than one hundred twenty (120) days after receipt of such request.

(b)                                 Underwriting. If the Initiating Investors intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to Section 2.4 and the Company shall include such information in the written notice to the other Investors referred to in Section 2.4(a)(i). If the Initiating Investors choose to use an underwriter, the right of any Investor to registration pursuant to Section 2.4 shall be conditioned upon the Investor’s participation in such underwriting and the inclusion of the Investor’s Registrable Securities in the underwriting to the extent provided herein.

The Company (together with the Investors and other parties proposing to distribute their securities through such underwriting) shall enter into an underwriting agreement in customary form with the representative(s) of the underwriter(s) (collectively, the “Underwriter’s Representative”) selected for such underwriting by a majority of the Investors. Notwithstanding any other provision of this Section 2.4, if the Underwriter’s Representative notifies in writing the Company, the Initiating Investors and other holders of Registrable Securities participating in the underwriting that it has determined in good faith that market factors require a limitation of the number of shares to be underwritten, the Underwriter’s Representative may limit the number of shares of Registrable Securities to be included in the Registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the Registration and underwriting shall be allocated, as follows: (i) first, among all Investors requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Investors, assuming conversion; (ii) second, to other stockholders of the Company who may have registration rights; and (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company. The number of securities to be included by the Investors or any other holders of Registrable Securities may, in the discretion of the underwriters, be rounded to the nearest one hundred (100) shares. No securities excluded from the underwriting by reason of the underwriter’s market limitation shall be included in such Registration, provided that any excluded Registrable Securities held by the Investors shall be sold to the underwriters pursuant to the underwriters’ over-allotment option before any Registrable Securities held by holders other than the Investors are sold in such offering.

If a person who has requested inclusion in such Registration disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the Underwriter’s Representative. The Registrable Securities and/or other securities held by such Investor and proposed to be sold in such offering shall be withdrawn from Registration; provided, however, that, if by the withdrawal of such Registrable Securities, a greater number of Registrable Securities held by other holders participating in the underwriting may be included in such Registration (up to the maximum of any limitation imposed by the Underwriter’s Representative), then the Company shall offer to all Investors who have retained the right to include securities in the Registration the right to include additional securities in the Registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the Investors requesting additional inclusion in the manner set forth above.

2.5                     Incidental Registration Rights.

(a)                                 Company-Initiated Registration. If at any time or from time to time, the Company shall decide to register any of its securities on any registration statement under the Securities Act for purposes of a public offering of securities of the Company, either for its own account or the account of any holder of Registrable Securities exercising their respective demand registration rights, other than (i) a registration on Form S-8 (or a similar or successor form) relating solely to employee stock option, stock purchase or other benefit plans, or (ii) a registration on Form S-4 (or similar or successor form) relating solely to a Commission Rule 145 transaction, the Company will:

(i)                                     promptly give to the Investors written notice thereof; and

(ii)                                  subject to Section 2.5(b), include in such registration, and any related qualification, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Investor within thirty (30) days after receipt of the written notice required by Section 2.5(a)(i).

(b)                                 Underwriting. If the registration of which the Company gives notice is a registered public offering involving an underwriting, the Company shall so advise the Investors in the written notice given pursuant to Section 2.5(a). In such event, the right of the Investors to participate in such Registration pursuant to this Section 2.5 shall be conditioned upon each Investor’s participation in such underwriting and the inclusion of the Investor’s Registrable Securities in the underwriting to the extent provided herein.

All holders of Registrable Securities proposing to distribute their Registrable Securities through such underwriting shall (together with the Company and other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the Underwriter’s Representative selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.5, if the Underwriter’s Representative determines in good faith that market factors require a limitation of the number of shares to be underwritten, the Underwriter’s Representative may limit the number of Registrable Securities to be included in the Registration and underwriting, and the securities to be sold shall be allocated pursuant to the following priority: (i) first, to the Company and (ii) second, to the Investors who have requested inclusion of Registrable Securities in the Company’s registration and the underwriting, on a pro rata basis based on the total number of Registrable Securities held by such Investors, provided however, that if the Investors are so limited no party shall sell shares in such registration other than the Company or the Investors, if any, requesting to include their Shares in the registration. Notwithstanding the foregoing, no such reduction shall reduce the amount of securities of the Investors included in the Registration below thirty percent (30%) of the total amount of securities included in such Registration, unless such offering is a Qualified IPO and such Registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Investors may be excluded in accordance with the immediately preceding sentence. In no event will shares of any other selling stockholder be included in such Registration if such inclusion would reduce the number of shares which may be included by the Investors without written consent of Investors holding a majority of the Registrable Securities proposed to be sold in the offering by all Investors. The Investors shall be entitled to sell any excluded Registrable Securities pursuant to the underwriters’ over-allotment option in preference to the Company or any other person participating in the underwriting. The number of securities includable by the Investors or any other person may in the discretion of the underwriters, be rounded to the nearest one hundred (100) shares.

If a person who has requested inclusion in such Registration disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the Underwriter’s Representative. Any securities excluded or withdrawn from such underwriting shall be withdrawn from the Company’s registration statement; provided, however, that if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Investors may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Investors who have included Registrable Securities in the Registration the right to include additional Registrable Securities in the same proportion used above in determining the underwriters’ limitation.

If the Underwriter’s Representative has not limited the number of shares to be underwritten for the Company’s account and the account of the Investors, the Company may include securities for the account of employees, officers, directors and consultants.

2.6                                         Form S-3 Registrations. If at any time the Company is requested (and qualifies under applicable Commission rules) to undertake to register for sale on Form S-3 (or a similar or successor form) Registrable Securities estimated to result in aggregate gross proceeds of at least One Million Dollars ($1,000,000), the Company shall promptly give notice of such proposed registration to all holders of Registrable Securities and the Company shall, as expeditiously as possible, use its best efforts to effect the registration on Form S-3 (or a similar or successor form) of the Registrable Securities which the Company has been requested to register (i) in each request and (ii) in any response given within thirty (30) days after receipt of written notice of such registration from the Company. Notwithstanding the foregoing, the Company shall not be obligated to take any action to effect any such Registration, qualification or compliance pursuant to this Section 2.6:

(a)                                 if, in a given twelve (12) month period, the Company has already effected at least two such registration in such period;

(b)                                 if the Form S-3 is not available for such offering by the holders of Registrable Securities;

(c)           within ninety (90) days after the effective date of any registration referred to in Section 2.4 or 2.5; or

(d)           if the Company shall furnish to the Initiating Investors a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such Registration Statement to be filed at such time or in the near future, in which case the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request for registration of the Investors, provided that the Company may only defer a Registration once under this Section 2.6(d) in any twelve (12) month period. If the Board makes such a determination, the Investors shall be entitled to withdraw their request for registration without impairing their right to request registration under this Section 2.6 thereafter.

The Company may include in the registration under this Section 2.6 any other Common Stock (including issued and outstanding Common Stock as to which the holders thereof have contracted with the Company for incidental registration rights) so long as the inclusion in such registration of such shares will not, in the opinion of any managing underwriter (or in the reasonable opinion of the Company after consultation with the Investors requesting such registration in the event that the offering is not underwritten), interfere with the successful marketing in accordance with the intended method of sale or other disposition of all the shares of Registrable Securities sought to be registered by the Investor or Investors of Registrable Securities pursuant to this Section 2.6. If it is determined as provided above that there will be such interference, the other Common Stock sought to be included by the Company shall be excluded to the extent deemed necessary by such managing underwriter (or the Company after consultation with the Investors if the offering is not underwritten), and all other Common Stock held by parties other than the Investors shall be excluded before the exclusion of any shares of Registrable Securities held by the Investors. If, as contemplated above, and after excluding all other Common Shares held by other parties, Registrable Securities of the Investors are to be excluded, the number of Registrable Securities of the participating Investors which are to be excluded shall be proportionate to the number of shares which such Investor is seeking to register.

2.7       Expenses of Registration. All Registration Expenses incurred in connection with any Registration, qualification or compliance pursuant to Sections 2.4, 2.5 and 2.6, exclusive of underwriting discounts and commissions, including the expense of one special counsel of the selling stockholders not to exceed $25,000, shall be borne by the Company; and, unless otherwise stated, all Selling Expenses relating to Registrable Securities shall be borne by the Investors in proportion to the total number of shares so registered. ·

2.8       Registration Procedures. In the case of each Registration, qualification or compliance effected by the Company pursuant to this Section 2, the Company will keep the Investors advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. The Company will:

(a)           Prepare and file as soon as practicable with the Commission a Registration Statement with respect to the securities to be Registered and use its best efforts to cause such Registration Statement to become and remain effective until the Investors have completed the distribution described in the Registration Statement relating thereto; provided, however that before filing a Registration Statement, the Company will furnish the holders of Registrable Securities covered by such Registration Statement, the underwriters, if any, and any attorney, accountant or other agent retained by any such holders of Registrable Securities or underwriters (a) copies of all such documents proposed to be filed, which documents will be subject to review and comment of such holders, their counsel and underwriters, if any, and (b) if requested, financial and other information required by the Commission to be included in such Registration Statement and all financial and other records, pertinent corporate documents and properties of the Company customarily reviewed in connection with an underwritten registration; and shall cause the officers, directors and employees of the Company, counsel to the Company and independent certified public accountants to the Company, to respond to such inquiries and supply all information, as shall be necessary, in the opinion of respective counsel to such holders and underwriters, to conduct a reasonable investigation within the meaning of the Securities Act, and will not file any Registration Statement to which the holders of a majority of the Registrable Securities covered by such Registration Statement or the underwriter, if any, shall, for reasonable reasons, object;

(b)           Furnish to the Investor and to each underwriter such number of copies of the Registration Statement and all amendments thereto and the prospectus included therein (including each preliminary prospectus and any amendments or supplements to the prospectus or preliminary prospectus) as such persons may reasonably request in order to facilitate the intended disposition of the Registrable Securities covered by such Registration Statement (and the Company hereby consents to the use of, in accordance with all applicable laws, of each of the Registration Statement and any amendments thereto and any prospectus and any supplement thereto by each such seller and underwriters, if any, in connection with the offering and sale of Registrable Securities covered by such Registration Statement);

(c)           Prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective or to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in Section 2.8(a) above;

(d)           Use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities laws of such jurisdictions as shall be reasonably requested by the Investors, to keep such Registration or qualification in effect for so long as the Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)           Use its best efforts to (i) obtain the withdrawal or any order suspending the effectiveness of such Registration Statement or sales thereunder at the earliest possible time and (ii) cause all Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities of United States jurisdictions as may be necessary to enable the seller thereof to consummate the disposition of such Registrable Securities;

(f)            Comply with all applicable rules and regulations of the Commission;

(g)           Permit any Investor which, in its reasonable judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such Registration Statement or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such Investor and its counsel should be included;

(h)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering provided the Investors shall also enter into and perform their respective obligations under such an agreement;

(i)            Notify the holders of Registrable Securities covered by the Registration Statement at any time (i) when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, (ii) when the prospectus relating thereto or any supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (iii) of any request by the Commission for amendments or supplements to the Registration Statement or the prospectus or for additional information, of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose, (iv) if at any time the representations and warranties of the Company to the Investor in connection with the registration cease to be accurate in all material respects, or (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(j)            Use its best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such Registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to each Investor selling Registrable Securities in the offering and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters and the Investor;

(k)           Cooperate with the selling holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities not bearing any restrictive legends and in a form eligible for deposit with The Depository Trust Company, or other exchange agent reasonably acceptable to the Company, to be sold and cause such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or holder of Registrable Securities may request at least three (3) business days prior to any sale of Registrable Securities to the underwriters;

(I)            Use all reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities covered by the Registration Statement contemplated hereby;

(m)          Cause all such Registrable Securities registered pursuant to a Registration Statement that becomes effective to be listed on each securities exchange on which similar securities issued by the Company arc then listed; and

(n)           Provide a transfer agent and registrar for all Registrable Securities registered pursuant to a Registration Statement that becomes effective and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such Registration.

2.9          Indemnification.

(a)           To the extent permitted by law, the Company will, and does hereby undertake to, indemnify and hold harmless each Investor, its officers, directors, employees, agents and partners, each person controlling the Investor within the meaning of Section 15 of the Securities Act, and legal counsel and accountants for the Investor, with respect to which Registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities, joint or several (or actions in respect thereof), including without limitation, settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in or incorporated by reference in any Registration Statement, prospectus (preliminary or final), offering circular or other document or amendments or supplements thereto, or arising out of or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or arising out of, or based on any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action or inaction required of the Company in connection with any such Registration, qualification or compliance, and will promptly reimburse the Investor, each of its officers, directors, employees, agents and partners, each person controlling the Investor, and legal counsel and accountants for the Investor, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing, defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or action arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made by the Company in reliance upon and in conformity with information furnished to the Company by an Investor or underwriter and stated expressly for use in connection with such Registration

Statement, prospectus, offering circular or other document. This indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party.

(b)           To the extent permitted by law each Investor will, if Registrable Securities held by such Investor are included in the securities as to which such Registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors and officers, agents and employees, each underwriter, if any, of the Company’s securities covered by such a Registration Statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such holder of Registrable Securities, each of its officers, directors, employees, agents and partners and each person controlling such other parties within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof to which they may become subject) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in or incorporated by reference in any such Registration Statement, prospectus, offering circular or other document, or amendments or supplements thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein in light of the circumstances in which they were made, or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, and will promptly reimburse the Company, each such other party, such directors, officers, employees and agents, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating, defending or settling any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with information furnished to the Company by the Investor and stated expressly for use in connection with such Registration Statement, prospectus, offering circular or other document; provided, however, that the liability of any party hereunder shall be several and not joint and shall not exceed an amount equal to the net proceeds received by such Investor from the sale of such Registrable Securities as contemplated herein (less any amounts such Investor has paid or is liable to pay pursuant to Section 2.9(d)).

(c)           Each party entitled to indemnification under this Section 2.9 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall deliver written notice to the Indemnifying Party of commencement thereof. The Indemnifying Party, at its sole option, may participate in or assume the defense of any such claim or any litigation resulting therefrom with counsel reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at the Indemnified Party’s expense, provided, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, the Indemnified Party shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2 except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such litigation. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term a release from all liability in respect to such claim or litigation by the claimant or plaintiff to such Indemnified Party.

(d)           If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect (i) in the case of a Company-initiated registration under Section 2.5, the relative benefits received by the Company on the one hand and the Investors whose Registrable Securities are included in the Registration on the other hand, and (ii) in all cases, the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative benefits received shall be deemed to be in the same proportion which the net proceeds from the offering received by the Company bears to the net proceeds from the offering received by the selling Investors. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The liability of each Investor to contribute as described herein shall be several and not joint, and in no event shall any contribution by any Investor hereunder exceed the net proceeds from the offering received by such Investor (when combined with any amounts paid by such Investor pursuant to Section 2.9(b)).

(e)           The obligations of the Company and Investors under this Section 2.9 shall survive completion of any offering of Registrable Securities in a Registration Statement and the termination of this Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.10     Information by Investors. The Investors shall furnish to the Company such information regarding the Investors and the distribution of the Registrable Securities proposed by the Investors as the Company may reasonably request in writing and as shall be required in connection with any Registration, qualification or compliance referred to in this Section 2.

2.11     Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investors holding at least sixty-seven percent (67%) of the Registrable Securities issued or issuable upon the conversion of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 2.4, 2.5 or 2.6 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Investors which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 2.4(a) or within 180 days of the effective date of any registration effected pursuant to Section 2.4.

2.12     Termination of Registration Rights. Unless this Agreement has been terminated earlier, the registration rights and related rights granted pursuant to this Section 2 shall terminate (a) five (5) years following a Qualified IPO and (b) as to any particular Investor, only at such time as all Restricted Securities held by such Investor or permitted transferee can be sold within a given three (3) month period solely in reliance upon Rule 144.

2.13     “Market Stand-Off” Agreement. Each holder of Registrable Securities, if required by the Company and the managing underwriter of the Company’s initial registered public offering of Common Stock, shall agree not to sell, make any short sale of, loan, grant any option for the purchase of or otherwise transfer or dispose of any Common Stock or other securities of the Company held by such holder during a period not to exceed one hundred eighty (180) days following the effective date of the first registration statement of the Company filed under the Securities Act, provided that all officers and directors of the Company and holders of at least five percent (5%) of the Company’s voting securities are bound by and have entered into similar agreements. Such agreement shall be in writing in a form reasonably satisfactory to the Company, the majority holders in interest of the Investors and such managing underwriter. The Company shall use its best efforts to ensure that such agreement (i) provides for periodic early releases of portions of the securities subject thereto upon the occurrence of certain specified events, and (ii) provides that in the event of an early release, all such holders will be released on a pro-rata basis from such market stand-of agreements.

The obligations described in this Section 2.13 shall not apply to (i) a registration relating solely to employee benefit plans on Form S-8 or a similar form that may be promulgated in the future, (ii) a registration relating solely to a transaction under Rule 145 of the Securities Act on Form S-4 or a similar form that may be promulgated in the future, or (iii) transfers pursuant to Section 8.3, if the transferee shall agree in writing to be bound by such market stand-off. The Company may impose a stop-transfer instruction with respect to the shares (or other securities) subject to the foregoing restriction until the end of such one hundred eighty day (180) period. Notwithstanding the foregoing, if (i) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the one hundred eighty (180)-day restricted period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this Section 2.13 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

SECTION 3. FINANCIAL INFORMATION AND INSPECTION RIGHTS

3.1       Information Rights.

(a)           As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company will furnish each Investor holding at least one million six hundred fifty thousand (1,650,000) shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) (a ‘‘Qualified Investor”) a balance sheet of the Company as of the end of such fiscal year, and a statement of income and a statement of cash flows of the Company for such year, such financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied, and audited and certified by independent public accountants of regionally recognized standing selected by the Company’s Board of Directors.

(b)           The Company will furnish each Qualified Investor, as soon as practicable, and in any event, within forty-five (45) days of the end of each fiscal quarter, an unaudited balance sheet of the Company as of the end of each such quarterly period, and unaudited statements of income and cash flows for such period and for the current fiscal year to date, prepared in accordance with GAAP consistently applied, subject to changes resulting from normal year-end adjustments, together with a comparison of such quarterly financial statements against the results projected for such quarter in the Company’s annual budget.

(c)           The Company will furnish each Qualified Investor, as soon as practicable, and in any event, within thirty (30) days of the end of each month, an unaudited balance sheet of the Company as of the end of each such monthly period, and unaudited statements of income and cash flows for such period and for the current fiscal year to date, prepared in accordance with GAAP consistently applied, subject to changes resulting from normal year-end adjustments, together with a comparison of such monthly financial statements against the results projected for such month in the Company’s annual budget.

(d)           The Company will furnish each Qualified Investor the Company’s annual budget and operating plan for each fiscal year as soon within ten (10) days following approval by the Board of such annual budget and operating plan.

3.2       Inspection Rights. The Company will permit Qualified Investors to examine its books of account and records, at such reasonable times as may be requested by such Investor and upon reasonable notice, provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which it reasonably considers to be privileged or a trade secret or similar highly confidential information.

3.3       Termination. All of the rights in this Section 3 shall terminate and be of no further force or effect upon the closing of a Qualified IPO or at such time as the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, whichever shall occur first.

SECTION 4. RIGHT OF FIRST OFFER (PREEMPTIVE RIGHT)

4.1       Right of First Offer. If the Company should propose to offer any equity securities or any securities convertible into, exchangeable for or exercisable for any such securities including convertible debt securities but excluding the securities specified in Section 4.5 below (the “New Securities”), the Company shall first offer each Qualified Investor the right to purchase such holder’s Pro Rata Share of such New Securities on the same terms and at the same price as the Company is willing to sell such New Securities to any other person (“Right of First Offer”).

4.2       Notification. Prior to any sale or issuance by the Company of any New Securities specified in Section 4.1 above, the Company shall provide written notice to the Qualified Investors of its intention to issue or sell such New Securities, setting forth in reasonable detail the terms and conditions, and the price at which it proposes to make such issuance or sale. Within fifteen (15) calendar days after the date of such notice, each Qualified Investor shall notify the Company of its intention to exercise its Right of First Offer to purchase its Pro Rata Share (or any part thereof) of the New Securities so offered. To the extent that a Qualified Investor does not purchase all of its Pro Rata Share of the New Securities being offered by the Company, the Company shall promptly offer to the other Qualified Investors who elected to exercise their Right of First Offer to purchase on a pro rata basis the portion of the New Securities not acquired by each such Qualified Investor within ten (10) calendar days after being offered to purchase such New Securities, after which this process shall not be repeated.

4.3       Waiver. If, within fifteen (I 5) calendar days after the Company gives notice pursuant to Section 4.2 above, the Qualified Investors have not notified the Company that they desire to purchase their Pro Rata Share of the New Securities described in such notice upon the terms and conditions set forth therein (including the last sentence of Section 4.2 above), the Company may, during a period of forty-five (45) days following the end of such fifteen (15) day period, sell and issue such New Securities which the holders of Preferred Stock did not elect to purchase to a third party upon the same terms and conditions as those set forth in the notice but at a price not less than the price offered to the Qualified Investors; provided, that failure by any Qualified Investor to exercise its Right of First Offer with respect to one offering, sale or issuance shall not affect such Qualified Investor’s Right of First Offer to purchase New Securities in any subsequent offering, sale or issuance. In the event the Company has not sold the New Securities within such forty-five (45) day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Investors in the manner provided above.

4.4       Issuance. If any Qualified Investor gives the Company notice that the Qualified Investor intends to exercise such Qualified Investor’s Right of First Offer, payment for such New Securities shall be made by check or wire transfer against delivery of the New Securities at the executive offices of the Company within ten (10) days after giving the Company such notice of exercise, or if later, on the closing date for the sale of such New Securities. The Company shall take all such action as may be required by any regulatory authority in connection with the exercise by the Qualified Investors of the right to purchase securities as set forth in this Section 4, except that the Company shall not be required to incur unreasonable expenses in order to comply with federal or state regulatory securities requirements due solely to the unaccredited investor status of the Qualified Investor.

4.5       Excluded Securities. For purposes of the Right of First Offer in this Section 4, “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include securities issued (or deemed issued) or issuable as described in Article IV, Section C.4(d)(ii) of the Company’s Sixth Amended and Restated Certificate of Incorporation.

4.6       Termination. The Right of First Offer contained in this Section 4 shall not apply to, and shall terminate as to the Investors upon the earlier of (i) a Qualified IPO, (ii) a Company Sale or (iii) the date this Agreement is terminated.

SECTION 5. RIGHT OF FIRST REFUSAL

5.1       Company Right of First Refusal. If, at any time a Founder, Kevin Dulsky or Black Bag Advertising, Inc. (the “Seller”) should desire to sell any portion of the Common Stock and/or Preferred Stock now owned or hereafter acquired by such holder (“Offered Stock”), the Seller shall notify the Company and the non-selling Qualified Investors, in writing, of such Seller’s intention to sell Offered Stock, setting forth in reasonable detail the terms and conditions governing such sale and stating the minimum amount below which the Seller shall not sell any Offered Stock (the “Transfer Notice”). The Company shall have, subject to Section 5.5 below, the first right to purchase from the Seller all or any part of the Offered Stock on the terms and conditions set forth in this Section 5 (the “Right of First Refusal”). In order to exercise its right hereunder, the Company must deliver written notice to Seller within ten (10) calendar days after delivery of such Transfer Notice.

5.2       Investors’ Right of First Refusal. If the Company does not elect to exercise its right with respect to all or a portion of the Offered Stock, each of the non-selling Qualified Investors shall have subject to Section 5.5 below, the right to purchase from the Seller such Qualified Investor’s pro rata portion of all of the Offered Shares not purchased by the Company pursuant to Section 5.1 above (the “Remaining Shares”) on the same terms and at the same price as set forth in the Transfer Notice. In order to exercise its rights hereunder, a Qualified Investor must deliver written notice to Seller within fifteen (15) calendar days after delivery of such Transfer Notice, at which time such Qualified Investor shall become a “Participating Investor” for purposes of this Section 5.2. A Participating Investor’s pro rata portion for purposes of this Section 5 equals the proportion that the number of Registrable Securities owned by such Participating Investor bears to the total number of Registrable Securities owned by all Qualified Investors. To the extent the aggregate number of shares that the Participating Investors desire to purchase (as evidenced in the written notices delivered to Seller) exceeds the Remaining Shares, each Participating Investor so exercising will be entitled to purchase its pro rata share of the Remaining Shares, which shall be equal to a fraction, (i) the numerator of which shall be the number of Registrable Securities held by such Qualified Investor on the date of the Transfer Notice and (ii) the denominator of which shall be the number of Registrable Securities held on the date of the Transfer Notice by all Qualified Investors exercising their Rights of First Refusal. To the extent that a Qualified Investor does not purchase any or all of its pro rata portion of the Remaining Shares, the Seller shall promptly offer the number of Remaining Shares not purchased by the other Qualified Investors to the Participating Investors, who desire to purchase the Remaining Shares. The Participating Investors shall then have the right (but not the obligation) to purchase that number of Remaining Securities which the Company and the other Qualified Investors elected not to purchase. The Participating Investors may exercise their right under this Section 5.2 by delivering written election to purchase to the Seller within ten (10) days after the date of notice of the availability of the Remaining Shares sent by the Seller.

5.3       Waiver. If, following the process set out in Sections 5.1 and 5.2, there are any remaining shares of Offered Stock with respect to which the Company or non-selling Qualified Investors have not exercised their Right of First Refusal (the “Unsubscribed Shares”), the Seller may, during a period of sixty (60) days following the end of the fifteen (15) day period set forth in Section 5.2 above, sell such Unsubscribed Shares for a price and upon terms and conditions no more favorable to the purchasers thereof than those set forth in the Transfer Notice; provided, that failure by the Company or any Qualified Investor to exercise its Right of First Refusal under this Section 5 shall not constitute a waiver of the Company’s or such Qualified Investor’s right of first refusal in connection with any future sale by a Seller. In the event the Seller has not sold the Unsubscribed Shares within such sixty (60) day period, the Seller shall not thereafter sell any Offered Stock without first offering such securities to the Company and the Qualified Investors in the manner provided in Sections 5.1 and 5.2 above.

5.4       Sale and Purchase. If the Company or a non-selling Qualified Investor gives the Seller notice that the Company or such non-selling Qualified Investor desires to exercise its Right of First Refusal to purchase any shares of Offered Stock, and the Seller has satisfied all conditions precedent to such closing, payment for such Offered Stock shall be by check or wire transfer, against delivery of the Offered Stock at the executive offices of the Company within five (5) business days after giving the Seller such notice.

5.5       Exempt Transfers. Notwithstanding the foregoing, the rights of the Company and the non-selling Qualified Investors shall not apply to transfers to (i) any partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners of any Seller, (ii) any family member or trust for the benefit of any individual Seller or to trusts for the benefit of such persons, (iii) a successor entity or Affiliate of a Seller or (iv) any bona fide gift; provided that (A) the Seller shall inform the Company of such transfer, pledge or gift prior to effecting it and (B) the transferee or donee shall furnish the Company with a written agreement to be bound by and comply with all provisions of this Agreement.

5.6       Termination. The Right of First Refusal contained in this Section 5 shall terminate upon the earlier to occur of (i) a Company Sale, (ii) a Qualified IPO or (iii) the date this Agreement has been terminated.

SECTION 6. CO-SALE RIGHT

6.1       Notice of Purchase Offers. Subject to the limitations of this Section 6, to the extent that the Company and the Qualified Investors do not exercise their respective Rights of First Refusal with respect to all or any part of the Offered Shares or the Remaining Shares, as applicable, pursuant to Section 5 hereof, then, each Qualified Investor who has not exercised its Right of First Refusal pursuant to Section 5.2 (a “Co-Sale Qualified Investor”) shall have the right to participate in such sale of the Offered Shares which are not being purchased by the Company or the Qualified Investors pursuant to their respective Rights of First Refusal (“Residual Shares”) on the same terms and conditions as specified in the Transfer Notice. To the extent the Qualified Investors exercise such Co-Sale Right in accordance with the terms and conditions set forth below, the number of shares of Offered Stock that the Seller may sell or transfer in the transaction shall be correspondingly reduced.

6.2       Right to Participate. To exercise its rights hereunder, each Co-Sale Qualified Investor (a “Selling Investor”) must have provided a written notice to Seller within fifteen (15) calendar days after delivery of the Transfer Notice indicating the number of shares it holds that it wishes to sell pursuant to this Section 6.

6.3       Number of Shares. If the aggregate number of shares that the Selling Investors desire to sell (as evidenced by written notices delivered to Seller) exceeds the number of Residual Shares, each Selling Investor will be entitled to sell up to its pro rata share of the Residual Shares which shall be equal to that number of Residual Shares equal to the product obtained by multiplying (x) the number of Residual Shares by (y) a fraction, (i) the numerator of which shall be the number of Registrable Securities held on the date of the Transfer Notice by such Selling Investor and (ii) the denominator of which shall be the number of Registrable Securities held on the date of the Transfer Notice by Seller and the Selling Investors.

6.4       Delivery of Shares. If a Selling Investor wishes to effect its participation in the sale or transfer under this Section 6, such Selling Investor shall promptly deliver to the Company its stock certificate or certificates, properly endorsed for transfer, which represent (i) the number of shares of Common Stock which such Selling Investor elects to sell pursuant to this Section 6, (ii) that number of shares of Preferred Stock which such Selling Investor elects to sell pursuant to this Section 6, or (iii) that number of shares of Preferred Stock convertible into the number of shares of Common Stock which such Selling Investor elects to sell pursuant to this Section 6; provided, however, that if the prospective purchaser of the Offered Stock objects to the delivery of Preferred Stock in lieu of Common Stock, the Selling Investor may convert Preferred Stock held by such Selling Investor and deliver Common Stock as provided in subparagraph (i) above. The Company shall deliver such stock certificate or certificates and any such assignments to the Seller.

6.5       Consummation of Sale. The stock certificate or certificates delivered to the Seller pursuant to Section 6.4 shall be transferred to the prospective purchaser in consummation of the sale or transfer of the Common Stock or Preferred Stock, as the case may be, pursuant to the terms and conditions specified in the Transfer Notice, and the Seller shall concurrently therewith remit to the Selling Investor(s) that portion of the proceeds to which each such Selling Investor is entitled by reason of such Selling Investor’s participation in the sale or transfer. To the extent that any prospective purchaser(s) prohibits such assignment or otherwise refuses to purchase Common Stock from a Qualified investor pursuant to this Section 6.5, the Seller shall not sell to such prospective purchaser(s) any stock unless and until, simultaneously with such sale, the Seller shall purchase such Common Stock from such Qualified Investor as described herein.

6.6       Non-Exercise. If the Qualified Investors do not exercise their co-sale rights with respect to all or a portion of the Residual Shares subject to the Transfer Notice, the Seller may, during a period of sixty (60) days following the end of the fifteen (15) day period set forth in Section 6.2 above, sell such Residual Shares for a price and upon terms and conditions no more favorable to the purchasers thereof than those set forth in the Transfer Notice; provided, that failure by any Qualified Investor to exercise its co-sale rights under this Section 6 shall not constitute a waiver of such Qualified Investor’s co-sale rights in connection with any future sale by a Seller. In the event the Seller has not sold the Residual Shares within such sixty (60) day period, the Seller shall not thereafter sell any Offered Stock without first offering such securities to the Company and the Qualified Investors in the manner provided in Sections 5 and 6 hereof.

6.7       Permitted Exemptions. Notwithstanding the foregoing, the rights of the Investors under Section 6 shall not apply to transfers to (i) any partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners of any Seller, (ii) any family member or trust for the benefit of any individual Seller or to trusts for the benefit of such persons, (iii) a successor entity or Affiliate of a Seller or (iv) any bona fide gift; provided that (A) the Seller shall inform the Company of such transfer, pledge or gift prior to effecting it and (B) the transferee or donee shall furnish the Company with a written agreement to be bound by and comply with all provisions of this Agreement. Such transferred or gifted stock shall remain subject to this Agreement, and such transferee or donee shall be treated as a “Seller” for purposes of this Agreement.

6.8       Termination of Co-Sale Right. Notwithstanding the foregoing,· the Co-Sale Right provisions of this Section 6 shall terminate upon the earlier to occur of (i) a Qualified IPO, (ii) a Company Sale or (iii) the date this Agreement is terminated.

SECTION 7. COMPANY COVENANTS

7.1       Board Matters. Following the closing of the transactions contemplated by the Purchase Agreement, (a) the Board shall meet no less frequently than once every six (6) weeks unless otherwise determined by non-management directors and (b) the Board shall establish an audit committee and a compensation committee to be comprised of non-management directors. The compensation committee of the Board shall be responsible for reviewing and approving all option grants, as well as compensation of all officers of the Company and all non-officer employees whose annual compensation exceeds, or is expected to exceed, a threshold amount determined by the Board.

7.2       Directors and Officers Insurance. The Company shall purchase and maintain a policy or policies of directors’ and officers’ liability insurance on terms and conditions reasonably acceptable to the Company and the Investors in the amount of $2,000,000.

7.3       Options. Unless otherwise approved by a majority of the non-employee members of the Board, all stock options and restricted stock awards granted to employees of the Company following the date hereof shall vest over four (4) years as follows: one-quarter (1/4) shall vest on the one-year anniversary of the date of grant and one-thirty-sixth (1/36) of the remaining shares shall vest monthly thereafter.

7.4       Termination. The covenants of the Company contained in this Section 7 shall terminate upon the earlier to occur of (i) a Company Sale, (ii) a Qualified IPO or (iii) the date this Agreement has been terminated.

SECTION 8. MISCELLANEOUS

8.1       Governing Law. This Agreement shall be governed in all respects under the substantive laws of the State of Delaware without regard to the conflict of laws rules thereof.

8.2       Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and·administrators of the parties hereto.

8.3       Transfer of Rights. Provided that (x) the Company is given written notice of such transfer or assignment and (y) such transferee executes and agrees to be bound by this Agreement, an Investor may assign his rights under Sections 2, 3, 4, 5 and 6, if any to (i) any Affiliate, partner, member or shareholder of any Investor, (ii) any family member or trust for the benefit of any Investor or a family member thereof, or (iii) transferees acquiring the lesser of (a) at least twenty percent (20%) of the shares of Preferred Stock (or Common Stock issued upon conversion thereof) originally purchased by an Investor from the Company and (b) all of the shares of Preferred Stock (or Common Stock issued upon conversion thereof) originally purchased by an Investor from the Company.

8.4       Entire Agreement; Amendment. This Agreement, together with the schedules and exhibits hereto and made a part hereof, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersede all agreements, representations, warranties, commitments, whether written or oral, prior to the date hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Any term of this Agreement may be amended or waived only with the written consent of the Company and holders of a majority of the Preferred Stock then outstanding, including the holders of at least sixty-seven percent (67%) of the then-outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a single class on an as-converted basis; provided, however, that Investors purchasing Shares in a Closing after the Closing (as such terms are defined in the Purchase Agreement) may become parties to this Agreement by executing a counterpart of this Agreement, without any amendment of this Agreement, pursuant to this paragraph or any consent or approval of any other Investor; and provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Investor differently from other Investors, the consent of such Investor shall also be required for such amendment, waiver, discharge or termination. Any amendment or waiver effected with this paragraph shall be binding upon each Investor then outstanding, each future holder of all such Preferred Stock and the Company.

8.5       Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand or transmitted via electronic mail message or facsimile with confirmation received or (c) two (2) business days after the business day of deposit with Federal Express or similar overnight courier, freight prepaid and shall be addressed (i) if to the Company, at 101 J Morris Commons Lane, Suite 125, Morrisville, North Carolina 27560, Attention: Chief Executive Officer, (ii) if to an Investor, at such Investor’s address set forth on Schedule A, or (iii) if to any other holder of any Preferred Stock, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnished an address to the Company, then to and at the address of the last holder of such Preferred Stock who has so furnished an address to the Company, or at such other address as any party may designate by three (3) days’ advance written notice to the other parties pursuant to the provisions above.

8.6       Delay or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Investor, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Investor of any breach or default under this Agreement, or any waiver on the part of the Investor of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.7       Counterparts. This Agreement may be executed and delivered (including by facsimile) in any number of counterparts, each of which may be executed by less than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

8.8       Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

8.9       Jurisdiction. Each of the parties hereto consents to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware.

8.10     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

8.11     Aggregation of Stock. All shares held or acquired by Affiliates will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the day and year first above written.

COMPANY:	MAXPOINT INTERACTIVE, INC.

	By	/s/ Joseph W. Epperson
	Name:	Joseph W. Epperson
	Title:	Chief Executive Officer

FOUNDERS:

/s/ Joseph Epperson
Joseph Epperson

/s/ Gretchen Joyce
Gretchen Joyce

/s/ Kurt Carlson
Kurt Carlson

SIGNATURE PAGE TO MAXPOINT INTERACTIVE, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the day and year first above written.

INVESTORS:

HOLDERS OF SERIES B PREFERRED STOCK AND/OR SERIES C PREFERRED STOCK:

TRINITY VENTURES X, L.P.

TRINITY X SIDE-BY-SIDE FUND, L.P.

TRINITY X ENTREPRENEURS’ FUND, L.P.

Delaware Limited Partnerships

By:	TRINITY TVL X, LLC,
A Delaware limited liability company
Their General Partner

By:	/s/ Kathleen A. Murphy
Kathleen A. Murphy, Member

3000 Sand Hill Road
Building 4-160
Menlo Park, CA 94025
Tel. 650-854-9500
Fax 650-854-9501

/s/ Joseph Epperson
Joseph Epperson

SIGNATURE PAGE TO MAXPOINT INTERACTIVE, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the day and year first above written.

INVESTORS:

MADRONA VENTURE FUND IV, L.P.

By:	Madrona Investment Partners IV, L.P.
Its:	General Partner

By:	Madrona IV General Partner, LLC
Its:	General Partner

By:	/s/ Len K. Jordan
Name:	Len K. Jordan
Title:	Venture Partner

MADRONA VENTURE FUND IV-A, L.P.

By:	Madrona Investment Partners IV, L.P.
Its:	General Partner

By:	Madrona IV General Partner, LLC
Its:	General Partner

By:	/s/ Len K. Jordan
Name:	Len K. Jordan

SIGNATURE PAGE TO MAXPOINT INTERACTIVE, INC.
AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Investors’ Rights Agreement as of the day and year first above written.

INVESTORS:

PERFORMANCE DIRECT INVESTMENTS II, L.P.

By:	Performance Direct Investors II GP, LLC

Its:	General Partner

By:	Performance Equity Management, LLC

Its:	Manager

By:	/s/ Jeff Barman
Name:	Jeff Barman
Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as trustee for FIRST PLAZA GROUP TRUST for the sole benefit of Pool PMI-127 (beneficially owned by General Motors Hourly-Rate Employees Pension Plan)
By:	/s/ Jacqueline Savage
Name:	Jacqueline Savage
Title:	Assistant Vice President

JPMORGAN CHASE BANK, N.A., as trustee for
FIRST PLAZA GROUP TRUST for the sole benefit of
Pool PMI-129 (beneficially owned by General Motors
Retirement Program for Salaried Employees)

By:	/s/ Jacqueline Savage
Name:	Jacqueline Savage
Title:	Assistant Vice President

SIGNATURE PAGE TO MAXPOINT INTERACTIVE, INC.

AMENDED AND RESTATED lNVESTORS’ RIGHTS AGREEMENT